Exhibit 99.1

Combined Financial Statements Lumière Place Casino and Affiliates Years Ended December 31, 2013, 2012 and 2011 With Report of Independent Auditors

Lumière Place Casino and Affiliates
Combined Financial Statements
Years Ended December 31, 2013, 2012 and 2011

Report of Independent Auditors

The Management of Lumière Place Casino and Affiliates
We have audited the accompanying combined financial statements of Lumière Place Casino and Affiliates (“the Company”) (See Note 1 for definition), which comprise the combined balance sheets as of December 31, 2013 and 2012, and the related combined statements of operations, equity, and cash flows for each of the three years in the period ended December 31, 2013, and the related notes to the combined financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Company at December 31, 2013 and 2012, and the combined results of its operations and its cash flows for each of the three years in the period ended December 31, 2013 in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Las Vegas, Nevada
June 13, 2014

Lumière Place Casino and Affiliates
Combined Balance Sheets
(amounts in thousands)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$15,079	$15,224
Accounts receivable, net of allowance for doubtful accounts of $201 and $219 at December 31, 2013 and 2012, respectively	1,481	2,220
Inventories	1,147	1,198
Prepaid expenses and other current assets	654	711
Deferred income taxes	—	946
Total current assets	18,361	20,299

Land, buildings, riverboat and equipment:
Land and land improvements	40,554	50,666
Buildings, riverboat and improvements	324,690	425,989
Furniture, fixtures and equipment	74,528	99,681
Construction in progress	1,339	1,568
Land, buildings, riverboat and equipment, gross	441,111	577,904
Less accumulated depreciation	(180,960)	(167,797)
Land, buildings, riverboat and equipment, net	260,151	410,107

Deferred income taxes	—	4,103
Other assets, net	5	5
Total assets	$278,517	$434,514

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,307	$11,066
Accrued compensation	4,092	5,099
Accrued taxes	7,741	5,672
Other accrued liabilities	8,364	13,366
Total current liabilities	31,504	35,203
Long-term liabilities	175	1,776
Deferred income taxes	—	3,638
Total liabilities	31,679	40,617

Commitments and contingencies (Note 6)

Total equity	246,838	393,897
Total liabilities and equity	$278,517	$434,514

See accompanying notes.

Lumière Place Casino and Affiliates
Combined Statements of Operations
(amounts in thousands)

	Year ended December 31,
	2013	2012	2011
Revenues:
Gaming	$137,407	$150,231	$156,926
Food and beverage	20,200	21,077	20,932
Lodging	16,981	17,490	17,135
Retail, entertainment and other	5,496	5,469	5,332
Total revenues	180,084	194,267	200,325

Expenses and other costs:
Gaming	79,360	87,291	94,749
Food and beverage	16,057	17,427	18,194
Lodging	8,227	9,003	9,167
Retail, entertainment and other	2,024	2,158	2,183
General and administrative	43,395	45,393	41,377
Depreciation	18,435	33,005	33,658
Impairment, other charges and recoveries	133,469	10,988	996
Total expenses and other costs	300,967	205,265	200,324
Operating income (loss)	(120,883)	(10,998)	1
Interest expense	(313)	(17)	—
Income (loss) before income taxes	(121,196)	(11,015)	1
Income tax (expense) benefit	(3,787)	2,870	(1,089)
Net loss	$(124,983)	$(8,145)	$(1,088)

See accompanying notes.

Lumière Place Casino and Affiliates
Combined Statements of Equity
(amounts in thousands)

	Shareholder's Equity
	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Member's Equity	Total
Balance at December 31, 2010	$—	$270,791	$(21,909)	$193,267	$442,149
Distribution to Parent Company	—	(22,634)	—	—	(22,634)
Contribution from Parent Company	—	—	—	594	594
Adoption of jackpot liability guidance	—	—	781	—	781
Net income (loss)	—	—	5,991	(7,079)	(1,088)
Share-based compensation	—	167	—	—	167
Balance at December 31, 2011	—	248,324	(15,137)	186,782	419,969
Distribution to Parent Company	—	(21,551)	—	—	(21,551)
Contribution from Parent Company	—	—	—	3,389	3,389
Net loss	—	—	(3)	(8,142)	(8,145)
Share-based compensation	—	235	—	—	235
Balance at December 31, 2012	—	227,008	(15,140)	182,029	393,897
Distribution to Parent Company	—	(20,979)	—	(1,345)	(22,324)
Net loss	—	—	(72,709)	(52,274)	(124,983)
Share-based compensation	—	248	—	—	248
Balance at December 31, 2013	$—	$206,277	$(87,849)	$128,410	$246,838

See accompanying notes.

Lumière Place Casino and Affiliates
Combined Statements of Cash Flows
(amounts in thousands)

	Year ended December 31,
	2013	2012	2011
Operating activities
Net loss	$(124,983)	$(8,145)	$(1,088)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	18,435	33,005	33,658
Impairment	134,295	—	—
Cancellation of project commitment	(1,103)	—	—
Redevelopment contributions	—	6,243	—
Loss on sale of assets	277	808	996
Change in current and deferred income taxes	3,787	(2,870)	1,089
Share-based compensation expense	248	235	167
Changes in operating assets and liabilities:
Receivables	739	(645)	(38)
Inventories, prepaid expenses and other current assets	109	327	501
Other assets	—	42	10
Accounts payable	361	(1,114)	192
Other accrued liabilities	(6,823)	835	(2,924)
Net cash provided by operating activities	25,342	28,721	32,563

Investing activities
Capital expenditures	(3,390)	(5,590)	(9,101)
Proceeds from sale of equipment	130	119	175
Net cash used in investing activities	(3,260)	(5,471)	(8,926)

Financing activities
Distribution to Parent Company	(22,227)	(21,900)	(22,602)
Contribution from Parent Company	—	—	594
Net cash used in financing activities	(22,227)	(21,900)	(22,008)

(Decrease) increase in cash and cash equivalents	(145)	1,350	1,629
Cash and cash equivalents at the beginning of the year	15,224	13,874	12,245
Cash and cash equivalents at the end of the year	$15,079	$15,224	$13,874

Supplemental disclosure of investing and financing non-cash items:
Increase (decrease) in construction related deposits and liabilities	$(132)	$37	$302
Transfer of assets (to)/from Parent Company	$(96)	$3,738	$(32)

See accompanying notes.

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements

1. Basis of Presentation and Organization
Lumiere Place Casino and Affiliates is comprised of Casino One Corporation d/b/a Lumiere Place Casino (“Casino One”), PNK (ES), LLC, PNK (St. Louis RE), LLC and PNK (STLH), LLC, all of which were under common control of Pinnacle Entertainment, Inc. (the “Parent Company”) until April 1, 2014 when the above companies were purchased by Tropicana St. Louis, LLC ("Tropicana").
Lumiere Place Casino and Affiliates is made up of a C Corporation and various single member LLCs, which own and operate a boat-in-moat riverboat casino and related land based facilities in St. Louis, Missouri.

The accompanying combined financial statements include the accounts and transactions of the combined companies of Casino One, PNK (ES), LLC, PNK (St. Louis RE), LLC and PNK (STLH), LLC, together with land acquired from Port St. Louis Condominium, LLC (also a wholly owned subsidiary of the Parent Company through April 1, 2014) (collectively, “Lumiere Place Casino and Affiliates” or the “Company”), and have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“GAAP”). All intercompany transactions and accounts within the Company’s combined businesses have been eliminated in the presentation of the accompanying combined financial statements. The accompanying financial statements have been prepared from separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an entity unaffiliated with the Parent Company. Portions of certain expenses represent allocations from the Parent Company.

2. Summary of Significant Accounting Policies
Change in Accounting Principle
In April 2010, the Financial Accounting Standards Board (the “FASB”) issued authoritative accounting guidance for companies that generate revenue from gaming activities that involve base jackpots, which guidance requires companies to accrue for a liability at the time the company has the obligation to pay the jackpot and record such obligation as a reduction of gaming revenue accordingly. The guidance was effective for interim and annual reporting periods beginning on or after December 15, 2010. The Company adopted this guidance effective January 1, 2011, and recorded a reduction of this obligation by $0.8 million and adjusted retained earnings.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and (iii) the reported amounts of revenues and expenses during the reporting period. Estimates used include, among other things, the estimated useful lives for depreciable and amortizable assets, the estimated allowance for doubtful accounts receivable, estimated income tax provisions, the evaluation of the future realization of deferred tax assets, determining the adequacy of reserves for self-insured liabilities and mychoice customer rewards programs, estimated cash flows in assessing the recoverability of long-lived assets, asset impairments, contingencies and litigation, and estimates of the forfeiture rate and expected life of share-based awards and

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

stock price volatility when computing share-based compensation expense. Actual results may differ from those estimates.
Fair Value
Fair value is defined in the authoritative guidance as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The fair value framework requires the categorization of assets and liabilities into three levels based upon assumptions (inputs) used to price the assets and liabilities. Level 1 provides the most reliable measure of fair value, whereas Level 3 generally requires significant management judgment. The three levels are defined as follows:

▪	Level 1: Quoted market prices in active markets for identical assets or liabilities.

▪	Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.

▪	Level 3: Unobservable inputs that are not corroborated by market data.
Cash and Cash Equivalents
Cash and cash equivalents totaled approximately $15.1 million and $15.2 million at December 31, 2013 and 2012, respectively. Cash equivalents are highly liquid investments with an original maturity of less than three months and are stated at the lower of cost or market value and are valued using Level 1 inputs.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalent accounts maintained in financial institutions and accounts receivable. Bank accounts are insured by the Federal Deposit Insurance Corporation up to $250,000 or with the Securities Investor Protection Corporation up to $500,000. Concentration of credit risk, with respect to casino receivables, is limited through the Company's credit evaluation process. The Company issues markers to approved casino customers following credit checks and investigations of credit worthiness.

Accounts Receivable

Accounts receivable consist primarily of casino, hotel and other receivables. Accounts receivable are non-interest bearing and are initially recorded at cost. The Company has estimated an allowance for doubtful accounts of $0.2 million as of December 31, 2013 and 2012 to reduce receivables to their carrying amount, which approximates fair value. The allowance for doubtful accounts is estimated based upon, among other things, collection experience, customer credit evaluations and the age of the receivables. Bad debt expense totaled $0.1 million for the years ended December 31, 2013 and 2012 and bad debt expense for the year ended 2011 was less than $0.1 million.

Inventories
Inventories, which consist primarily of food, beverage and operating supplies, are stated at the lower of cost or market value. Costs are determined using the weighted-average method.

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

Land, Buildings, Riverboat and Equipment
Land, buildings, riverboat and equipment are stated at cost. The Company capitalizes the costs of improvements that extend the life of the asset. Depreciation expense for the years ended December 31, 2013, 2012 and 2011, was $18.4 million, $33.0 million and $33.7 million, respectively.
The Company expenses maintenance and repairs as incurred. Gains or losses on the dispositions of land, buildings, riverboat or equipment are included in the determination of income.
The Company depreciates land improvements, buildings and improvements, riverboat and furniture, fixtures and equipment using the straight-line method over the estimated useful life of the asset as follows:

Years

Land improvements	5 to 35
Buildings and improvements	15 to 35
Riverboat	10 to 25
Furniture, fixtures and equipment	3 to 20

Pursuant to authoritative guidance, the Company reviews the carrying value of land, buildings, riverboat and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from estimated future undiscounted cash flows expected to result from its use and eventual disposition. In cases where the carrying value exceeds fair value, an impairment charge is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the reporting unit level. If a long-lived asset is to be sold, the asset is reported at the lower of carrying value or fair value. An impairment charge of $134.3 million was recorded for the year ended December 31, 2013 to reduce assets to their fair value, less costs to sell (see Note 3 - Impairment, other charges and recoveries) and there were no impairments for the years ended December 31, 2012 and 2011.
Self-Insurance Accruals
The Company is self-insured up to certain limits for costs associated with general liability, workers’ compensation and employee health coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, legal costs related to settling such claims, as well as accruals of actuarial estimates of incurred but not reported claims. At December 31, 2013 and 2012, the Company had total self-insurance accruals of $2.2 million and $2.3 million, respectively, which are included in other accrued liabilities and accrued compensation in the accompanying balance sheets. In estimating those costs, the Company considers historical loss experience and makes judgments about the expected levels of costs per claim. These claims are accounted for based on actuarial estimates of the undiscounted claims, including those claims incurred but not reported. The Company believes the use of actuarial methods to account for these liabilities provides a consistent and effective way to measure these highly judgmental accruals; however, changes in health care costs, accident frequency and severity and other factors can materially affect the estimate for these liabilities. The Company continually monitors the potential for changes in estimates, evaluates the insurance accruals and adjusts the recorded provisions accordingly.

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

The mychoice Customer Loyalty Program
The mychoice customer loyalty program offers incentives to customers who gamble at the casino. Under the program, customers are able to accumulate reward points over time that they may redeem at their discretion under the terms of the program. The customer’s reward points balance will be forfeited if the customer does not earn a reward point over the prior 12-month period. As a result of the ability of the customer to accumulate reward points, the Company accrues the expense of reward points, after consideration of estimated breakage, as they are earned. The estimated cost to provide products and services upon redemption of reward points is expensed as the reward points are earned and is included in gaming expense on the accompanying statements of income. To arrive at the estimated cost associated with reward points, estimates and assumptions are made regarding incremental marginal costs of the benefits, breakage rates and the mix of goods and services for which reward points will be redeemed. The Company uses historical data to assist in the determination of estimated accruals. At December 31, 2013 and 2012, $1.2 and $0.9 million, respectively, was accrued for the cost of anticipated mychoice reward point redemptions, which is included in other accrued liabilities in the accompanying balance sheets.
Income Taxes
The Parent Company files federal income tax returns on a consolidated basis, which includes the Company. Income taxes are allocated to the Company on a separate return basis. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under authoritative guidance, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are provided against deferred tax assets when it is deemed more likely than not that some portion or all of the deferred tax asset will not be realized within a reasonable time period. Authoritative guidance requires that tax positions be assessed using a two-step process. A tax position is recognized if it meets a “more likely than not” threshold, and is measured at the largest amount of benefit that is greater than 50 percent likely of being realized. As required by the standard, we review uncertain tax positions at each balance sheet date. Liabilities that are recorded as a result of this analysis are recorded separately from any current or deferred income tax accounts, and are classified as current or long-term based on the time until expected payment.
Certain Risks and Uncertainties
The Company’s operations are dependent on the continued ability to be licensed or meet the required qualifications. Such licensing and qualifications are reviewed periodically by the gaming authorities in Missouri.
Revenue Recognition
Gaming revenues consist of the net win from gaming activities, which is the difference between amounts wagered and amounts paid to winning patrons. Food and beverage, lodging, and other operating revenues are recognized as products are delivered or services are performed. The Company collects taxes from customers at the point of sale on transactions subject to sales and other taxes. Revenues are recorded

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

net of any taxes collected. Other operating revenues are comprised primarily of retail, showroom and ATM commissions.
The Company rewards certain customers with cash based upon their level of play on certain casino games (primarily slot machines), including the cash value of frequent-player “points” and coin coupon offerings. The cash values are recorded as a reduction in revenues.
Revenues in the accompanying statements of operations exclude the retail value of food and beverage and other items provided to patrons on a complimentary basis. Complimentary revenues that have been excluded from the accompanying statements of income are $24.5 million, $24.0 million and $25.8 million for the years ended December 31, 2013, 2012 and 2011, respectively. The estimated cost of providing these promotional allowances (substantially all of which is included in gaming expense) was $11.7 million, $11.5 million and $11.6 million for the years ended December 31, 2013, 2012 and 2011, respectively.
Advertising Costs
Advertising costs are expensed as incurred. Such costs were $3.8 million for the years ended December 31, 2013 and 2012 and $4.6 million for the year ended December 31, 2011. These costs are included in gaming and lodging expenses on the accompanying statements of operations.
Gaming Taxes
The Company must remit gaming taxes to the State of Missouri based on 21% of the adjusted gross receipts, as defined in the regulations. Additionally, the Company must pay two dollars per admission in taxes. These taxes totaled $41.1 million, $45.6 million and $49.1 million for the years ended December 31, 2013, 2012 and 2011, respectively. Such taxes are included in gaming expenses in the accompanying statements of operations.
Recently Issued Accounting Pronouncements
A variety of proposed or otherwise potential accounting standards are currently under review and study by standard-setting organizations and certain regulatory agencies. Because of the tentative and preliminary nature of such proposed standards, the Company has not yet determined the effect, if any, the implementation of any such proposed or revised standards would have on the financial statements.
Subsequent Events
In August 2013, the Parent Company entered into an agreement to sell the ownership interests in the Company that owns and operates the Lumiére Place Casino, the Four Seasons Hotel St. Louis and HoteLumiére and related excess land parcels in St. Louis, Missouri. Under the terms of the agreement, the buyer will pay a purchase price of $260 million, subject to certain net working capital and other adjustments. The completion of the transaction was subject to various conditions, including, among others, (i) the approval of the Missouri Gaming Commission, and (ii) the approval of the U.S. Federal Trade Commission (the "FTC"). The transaction closed in April 2014.
During the first quarter of 2014, the Company recorded an additional impairment charge totaling $4.7 million, to reduce the carrying value of the assets to their fair value, less costs to sell based on amendments

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

to the sale agreement with Tropicana and other changes in estimates.  Upon acquisition of the Company by Tropicana, the net assets of the Company will be subject to purchase accounting.
Subsequent events were evaluated through June 13, 2014, which is the date the financial statements were available to be issued.
3. Impairment, Other Charges and Recoveries
Impairment, other charges and recoveries consist of the following (in thousands):

	Years ended December 31,
	2013	2012	2011
Impairment charge	$134,295	$—	$—
Redevelopment contributions (Note 6)	—	10,180	—
Cancellation of project commitment	(1,103)	—	—
Loss on disposal of assets	277	808	996
Total impairment, other charges and recoveries	$133,469	$10,988	$996
Impairment Charges
In August 2013, the Parent Company entered into an agreement to sell the ownership interests in the Company, that owns and operates the Lumiére Place Casino, the Four Seasons Hotel St. Louis and HoteLumiére and related excess land parcels in St. Louis, Missouri. Under the terms of the agreement, the buyer will pay a purchase price of $260 million, subject to certain net working capital and other adjustments. During the third quarter of 2013, the Company recorded an impairment charge totaling $134.3 million, to reduce the carrying value of the assets to their fair value, less costs to sell.
The completion of the transaction was subject to various conditions, including, among others, (i) the approval of the Missouri Gaming Commission, and (ii) the approval of the U.S. Federal Trade Commission (the "FTC") both of which were obtained in August 2013. The transaction closed in April 2014.
Cancellation of Project Commitment
During 2013, the Company reversed a project commitment accrual resulting in a $1.1 million reduction of expense. As of December 31, 2012, the commitment was included in other accrued liabilities in the accompanying combined balance sheets. The commitment related to a dispute with a vendor that arose during a construction project in 2007. The commitment remained unchanged since 2009 and no claims have been filed by the vendor. The accrual was reversed during 2013 upon lapse of the statute of limitations of any claim by the vendor.
4. Income Taxes
The legal entities reflected on these financial statements are comprised of a C Corporation and various single member LLCs. In most instances, single member LLC’s are not directly subject to income taxes. The single member LLCs have been treated as taxable entities for the purpose of reporting of current and deferred income taxes under the separate return method pursuant to ASC 740-10-30-27.

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

Income tax expense, deferred tax balances, related valuation allowance and income tax disclosures were calculated separately for each entity to better reflect all costs of doing business in accordance with ASC 225-10-S99-3. Accordingly, the income tax expenses, deferred tax balances, tax liabilities and valuation allowances were all computed on a separate entity basis assuming that all entities were taxable as C Corporations.

The composition of income tax (expense) benefit for the years ended December 31, 2013, 2012 and 2011, were as follows (in thousands):

	Current	Deferred	Total
For the year ended December 31, 2013:
U.S. Federal	$(2,117)	$(1,264)	$(3,381)
State	(259)	(147)	(406)
Total	$(2,376)	$(1,411)	$(3,787)

For the year ended December 31, 2012:
U.S. Federal	$(2,545)	$5,123	$2,578
State	(302)	594	292
Total	$(2,847)	$5,717	$2,870

For the year ended December 31, 2011:
U.S. Federal	$(1,704)	$740	$(964)
State	(211)	86	(125)
Total	$(1,915)	$826	$(1,089)

The following table reconciles Lumière’s effective income tax rate from continuing operations to the federal statutory tax rate of 35%:

	Year ended December 31,
	2013	2012	2011
Federal income tax expense at the statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefits	4.1%	3.9%	4,766.6%
Non-deductible expenses and other	(0.1)%	(1.8)%	(31,772.8)%
Tax credits	0.1%	0.5%	41,078.6%
Valuation allowance (federal and state)	(42.1)%	(11.5)%	285,073.3%
Effective rate	(3.0)%	26.1%	299,180.7%

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

At December 31, 2013 and 2012, the tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and liabilities were (in thousands):

	December 31,
	2013	2012
Deferred tax assets - current:
Reserve for doubtful accounts	$112	$85
Accrued benefits	230	308
Progressive jackpots	138	149
Worker’s compensation	327	360
Prepaid expenses	(152)	(151)
Other	478	290
Gross current deferred tax assets	1,133	1,041
Less: Valuation allowance (Federal and State)	(1,133)	(95)
Net current deferred tax assets	$—	$946

Deferred tax assets - non-current:
General business credits	$96	$59
Net operating losses (Federal and State)	6,757	1,261
General liability reserves	514	679
Book 123R stock option expense	754	657
Fixed assets	37,666	(3,439)
Intangible assets	5,023	5,593
Other	3,535	3,574
Gross non-current deferred tax assets	54,345	8,384
Less: Valuation allowance (Federal and State)	(54,345)	$(4,281)
Net non-current deferred tax assets	$—	$4,103

Total deferred tax assets	$—	$5,049

Deferred tax liabilities - non-current:
Net operating losses (Federal and State)	$—	$4,136
Fixed assets	—	(7,774)
Total deferred tax liabilities - non-current	$—	$(3,638)
The Company has net operating loss (“NOL”) carryforwards for federal and state tax purposes of approximately $17.3 million at December 31, 2013, that will expire beginning in 2032. The net operating losses can be carried forwards to offset future taxable income. The Company also has federal general business tax credit carry-forwards of $0.1 million that will expire beginning in 2032.
2011, 2012, and 2013 federal and Missouri tax returns were filed as members of the consolidated Pinnacle Entertainment, Inc. All these years remain subject to examination.
As of December 31, 2013, the Company had no uncertain tax benefits that, if recognized, would impact the effective tax rate. Authoritative guidance requires companies to accrue interest and related penalties, if applicable, on all tax positions for which reserves have been established consistent with jurisdictional tax laws. The Company recognizes accrued interest and penalties related to uncertain tax benefits

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

as a component of income tax expense. During 2013, the Company accrued $0 interest related to unrecognized tax benefits. The Company had $0 of cumulative interest accrued as of the end of the year. No penalties were accrued for in any years.
5. Employee Benefit Plans
Share-Based Compensation
The Parent Company maintains the 2005 Equity and Performance Incentive Plan (the “2005 Plan”) which provides for the granting of stock options, stock appreciation rights, restricted stock and other performance awards to officers, key employees and consultants. The objectives of the 2005 Plan include, among other things, attracting and retaining the most capable personnel and providing for appropriate performance incentives.
The expense directly charged by the Parent Company to the Company for its employees’ participation in the plan was $0.2 million for each of the years ended December 31, 2013, 2012 and 2011 which is included in the general and administrative expense in the accompanying statements of operations.
401(k) Plan
The Parent Company maintains the Pinnacle Entertainment, Inc. 401(k) Investment Plan (the “401(k) Plan”). The 401(k) Plan is an employee benefit plan subject to the provisions of the Employee Retirement Income Security Act of 1974, and is intended to be a qualified plan under Section 401(a) of the Internal Revenue Code of 1986. Participants of the 401(k) Plan may contribute up to 100% of pretax income, subject to the legal limitation of $17,500 for 2013. In addition, participants who are age 50 or older may make an additional contribution to the 401(k) Plan, commonly referred to as a “catch-up” contribution, equal to $5,500 for 2013. The Company offers discretionary matching contributions under the 401(k) Plan, which vest ratably over five years, of a 25% discretionary match up to 5% of eligible compensation. For each of the years ended December 31, 2013, 2012 and 2011, matching contributions to the 401(k) Plan for the Company employees totaled $0.2 million.

6. Commitments and Contingencies
Guarantees
As of December 31, 2013, the Company is a guarantor and/or its assets have been pledged as collateral for outstanding indebtedness of the Parent Company. Such debt included approximately $4.4 billion, consisting of $850 million aggregate principal amount of 6.375% senior notes due 2021, $1.1 billion in aggregate principal amount of 7.50% senior notes due 2021, $325 million in aggregate principal amount of 7.75% senior subordinated notes due 2022, and $350 million in aggregate principal amount of 8.75% senior subordinated notes due 2020.
Contingencies
Redevelopment Agreement: The Company has a redevelopment agreement which, among other things, commits the Company to oversee the investment of $50.0 million in residential housing, retail or mixed-use developments in the City of St. Louis within five years of the opening of the casino and hotel. Such investment can be made with partners and partner contributions and project debt financing, all of which count toward the $50.0 million investment commitment including previously made investments that satisfied the initial $13.0 million of the commitment. In December 2012, the Company entered into an amendment to the redevelopment agreement that committed the Company to donate cash and land to a series of not-for-profit initiatives and the City of St. Louis, which resulted in a charge of $10.2 million to the impairment and other charges line on the accompanying statements of operations (see Note 3 - Impairment, other charges and recoveries). These commitments fully satisfied the remaining obligation under the redevelopment agreement. During 2013 and 2012, the company made cash payments of $3.8 million and $3.5 million, respectively, under these commitments. As a result, at December 31, 2013 and 2012 the amount included in long-term liabilities related to the redevelopment agreement is $0.2 million and $1.8 million, respectively and the amount included in other accrued liabilities is $1.6 million and $3.5 million, respectively. In addition, the

Lumière Place Casino and Affiliates
Notes to Combined Financial Statements (continued)

Company is also obligated to pay an annual fee of $1.0 million to the City of St. Louis which began in March 2010. By March 2014, the commitments were fully paid by the Company.
Self-Insurance: The Company self-insures various levels of general liability, workers’ compensation and medical coverage. Insurance reserves include accruals for estimated settlements for known claims, as well as accruals for estimates of claims not yet made. At December 31, 2013 and 2012, the Company had total self-insurance accruals of $2.2 million and $2.3 million, respectively, which are included in other accrued liabilities and accrued compensation in the accompanying balance sheets.
The Company is party to various pending legal proceedings. Management does not expect that the outcome of such proceedings, either individually or in the aggregate, will have a material effect on the Company’s financial position, cash flows or results of operations.
The Company’s operations are dependent on the continued licensability and qualifications of the Company. Such licensing and qualifications are reviewed periodically by the gaming authorities in Missouri.
7. Related-Party Transactions
Cash Activity with the Parent Company and Affiliates
Cash transfers to and from the Parent Company are made based upon the needs of the Company to fund daily operations, including accounts payable and payroll, as well as capital expenditures.
Corporate Expenses
Certain corporate expenses are allocated to the Company from the Parent Company based on the Company’s forecasted revenues. The corporate expense allocation to the Company for the years ended December 31, 2013, 2012 and 2011, was approximately $4.3 million, $5.8 million and $3.7 million, respectively, and is included in general and administrative expenses.